Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-05
and 333-228592

**PXG DETAILS** $1.5bln Honda Auto Receivables 2020-1 Owner Trust (HAROT 2020-1)

Joint Leads: J.P. Morgan (struc), Barclays, BNP

Co-Managers: Bank of America, BNY Mellon Capital, TD Securities, US Bancorp

TOTAL OFFERED

CL	SZ($MM)	SZ($MM)	WAL	MDY/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	369.000	350.550	0.30	P-1/F1+	09/20	02/21	Preplaced
A-2	579.000	550.050	1.09	Aaa/AAA	10/21	10/22	EDSF+11	1.645	1.63	99.98987
A-3	517.000	491.150	2.35	Aaa/AAA	05/23	04/24	IntS+20	1.624	1.61	99.98040
A-4	113.950	108.250	3.24	Aaa/AAA	05/23	10/26	IntS+25	1.643	1.63	99.97669

Expected Settle: 02/26/20	Registration: SEC Registered
First Pay Date: 03/23/20	ERISA Eligible: Yes
Expected Ratings: Moody's, Fitch	Min Denoms: $1k x $1k
Ticker: HAROT 2020-1	Pxing Speed: 1.3 ABS to 10% Call
Expected Pricing: Priced	Bill & Deliver: J.P. Morgan
ABS-15G Filing: Mon, 02/10/20

CUSIPs

A-1 : 43813RAA5      Available Information:

A-2 : 43813RAB3 * Preliminary Prospectus: Attached

A-3 : 43813RAC1 * Ratings FWP: Attached

A-4 : 43813RAD9 * IntexNet/CDI: Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800)-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.